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                                                                Exhibit 10.7

In Madrid, on 30 April Nineteen hundred and ninety-eight.

                                   TOGETHER

Of the one part, Fundiciones Viuda de Ansola S.A., a company validly constituted for an indefinite period on 7 December 1963 before Mr. Luis Valentin Chacartegui Saenz de Tejada, Notary of Bilbao, under protocol number 2290, registered at the Mercantile Registry of Bilbao at tome 1408, section eight, book 941, folio 64, page 4439, with registered office in Poligono Industrial Galarza, s/n, Etrcherria (Vizcaya), and Fiscal Identification Number A-48036669 (hereinafter the "Company") represented by Mrs. Maria Segimon de Manzanos, of legal age, married, of Spanish nationality, with Fiscal Identification Number 826.346.W, with professional address in Madrid, Paseo de la Castellana 110, a natural person representative of the Company Sole Administrator.

And of the other, Juan Manuel Orbea Soro of legal age, born in San Sebastian, on 28 August 1951, married, economist, of Spanish nationality, holding identity National Document number 15.339.990, and resident in Zarautz.
C/ Nafarroa Kalea 11 F, 1-degree-B (hereinafter the "Senior Executive").

                                 THEY DECLARE

That the parties recognise reciprocally each other's full capacity to enter into obligations and contract and that it is in the interest of both of them to agree the terms and conditions of an employment contract and, thus, to formalise a special employment contract for senior executive staff regulated by Royal Decree 1382/1985 dated 1 August (hereinafter the "Contract") based on the mutual trust existing between them and in accordance with the following.

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                                    CLAUSES

    1.   APPOINTMENT, LEGAL NATURE AND DURATION OF THE CONTRACT

    1.1 The Company contracts the services of the Senior Executive for an indefinite term, and the Contract may be terminated at any moment pursuant to Clause 9 of this Contract.

    1.2 The Senior Executive shall hold the post of General Manager ("DIRECTOR GENERAL") of the Company.

    1.3 The Company acknowledges to the Senior Executive a length of service from 15 March 1977. Both parties declare that the post of General Manager set forth above, which implies the condition of Senior Executive and the mandatory application of Royal Decree 1382/1985 dated 1 August, has been held by the Senior Executive since he began to work for the Company. Thus, both parties declare that the signing of this Contract does not modify the special nature of the employment relationship between them and, consequently, this is not a case of "internal promotion" ("PROMOCION INTERNA").

    2.   DUTIES AND RESPONSIBILITIES

    2.1 The Senior Executive assumes all the responsibilities inherent in the job of General Manager of the Company, his tasks being those applicable to someone in his position. For the carrying out of his work and activities in the Company, the Senior Executive shall report to and follow the criteria and direct instructions issued by the Board of Directors of the Company. The Company has granted and will grant the necessary powers of attorney (which are duly registered at the relevant Mercantile Registry) in favour of the Senior Executive so that he may carry out the duties assigned to him under this Contract as General Manager of the Company.

    2.2 The workplace of the Senior Executive shall be the registered office of the Company, but the Company may ask the Senior Executive to travel to other workplaces within and outside of the province and, if necessary, outside Spain, which the Senior Executive hereby accepts as an integral part of the duties.

    2.3 The Senior Executive undertakes to provide his services to the Company in a full, constant and exclusive manner, for the duration of this Contract, and not to provide his services to any other person or entity, even when the activity of the latter does not involve any competition whatsoever for the Company. Similarly, he will place all his professional knowledge at the disposal of the Company and will dedicate all his efforts to the defence and development of the interests of the Company. However, both parties agree that as an exception to the aforementioned prohibition, the Senior Executive will be able to sign an employment contract with the Company "Ansola Acquisition Corporation S.R.L.".


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    2.4  For the duration of this Contract the Senior Executive shall not be able to enter into employment or service contracts of any kind with any other persons or entities, except in respect to "Ansola Acquisition Corporation S.R.L." as provided in Clause 2.3, above. Similarly, save with written authorisation from the Company, the Senior Executive shall not be able to accept the post of director or administrator of any other entity of any type, and the Senior Executive declares that upon the date of the signature of this Contract, he is not the holder of any post of this nature.

    2.5 For the duration of this Contract the Senior Executive hereby undertakes not to participate, without written authorisation from the Company, in any form whatsoever (save as a shareholder of companies whose securities are quoted on the stock exchange) in any firm that may constitute direct or indirect competition for the Company. Similarly, the Senior Executive declares that on the date of the signature of this Contract he is not a shareholder nor does he participate in the capital of any firm of this type.

    2.6 Apart from the employment conditions agreed in this Contract, both parties declare that the Senior Executive will participate in the JL French Automotive Castings, Inc. Stock Option Plan, according to and as permitted by CS and Spanish Law. Furthermore, both parties declare that the Senior Executive will sign and will be part of a "Stockholders Agreement" which will govern the transferability of the stock and provide for the rights and obligations of the Senior Executive on certain "Termination Events". The referred "Termination Events" will be referred to those provided for in clause 9 of this Contract, in the following terms:

              "Termination for Cause": fair disciplinary dismissal ("DESPIDO DISCIPLINARIO PROCEDENTE"),

              "Voluntary termination": resignation ("DIMISION")

              "Termination not for Cause": unfair disciplinary dismissal ("DESPIDO DISCIPLINARIO IMPROCEDENTE"): termination at the discretion of the Company ("DESISTIMIENTO"), voluntary termination according to clause 9.2.

    3.   CONFIDENTIALITY

    3.1 The Senior Executive undertakes not to reveal to any person or entity, for the duration of this Contract and following the termination hereof, any information relating to business, clients, operations, installations, accounts or finances of the Company, or its procedures, methods, transactions, "know how" or any other aspect related to the activity of the Company which the Senior Executive may know or have known as a result of the provision of his services to the Company, and shall act with the greatest diligence to avoid the publication or revelation of any confidential information relating to this material.

    3.2 All the documents, material, files or any other article of any type related to the Company shall be deemed confidential. Upon the termination of this Contract for any


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         reason, the Senior Executive undertakes to return to the Company any material of this nature which is, at such time, in his possession and formally waives any right that he may have to retain it.

    4.   INVENTIONS, KNOW-HOW AND PATENTS

    Any invention, know-how or patent invented or created by the Senior Executive during the provision of his services to the Company shall belong to the Company to the extent permitted, in accordance with the terms of Articles 15 to 20 of Patent Law 11/1986 dated 20 March, and the Company may freely use such inventions, know-how and patents without having to pay the Senior Executive any amount by way of royalty or rent. If it is necessary in order to perfect the title of the Company to the said inventions, know-how and patents, the Senior Executive undertakes to assign to the Company any right of this type which belongs to him, so that the Company may register itself as owner therefore at the relevant public Registry.

    5.   REMUNERATION

    As consideration for the performance of his services, the Senior Executive shall receive:

    5.1 A base salary of 17,000,000 pesetas (SEVENTEEN MILLION PESETAS) gross per annum (that is to say, before tax deductions and Social Security payments) payable in twelve equal monthly payments. This amount is the compensation for the services rendered, including all the conditions agreed in clause 2 above, and replaces the salary and allowance paid under previous arrangements between both parties.

    5.2 A variable salary; an annual incentive bonus, which will be set in the following terms:

         An incentive annual bonus of 10,000,000 pesetas (TEN MILLION PESETAS) will be paid for the fiscal year 1998 if the Company achieves a "pre-bonus EBITDA" (Earnings Before Income Taxes and Amortisations) in this year of at least 850 million pesetas. If the figure of the referred "EBITDA" figure for this year is below that level, a lower bonus will be paid to the Senior Executive, based on the following levels:

              (AMOUNTS IN MILLIONS OF PESETAS)

              "PRE-BONUS EBITDA"                  INCENTIVE ANNUAL BONUS

                850 or greater                              10.0

                800 up to 850                                7.5

                750 up to 800                                5.0

                700 up to 750                                2.5

                Below 700                                    0.0


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         The relevant payment of the annual incentive bonus for the fiscal year of 1998 will be made in 1999 upon receipt of the financial audit of 1998 and in the following month upon the approval of 1998 annual accounts by the Board of Directors.

         For subsequent years, an equivalent annual incentive bonus will be paid based on achievement of certain "EBITDA targets" that will be decided by the Board of Directors before commencing the relevant fiscal year.

    5.3 Due to the simultaneity of this Contract with other contract to be entered into by the Senior Executive with "Ansola Acquisition Corporation S.R.L.", the Company guarantees to the Senior Executive that in the event of termination of this second contract for reasons beyond the Senior Executive's control, his gross base salary as established in clause 5.1 above will be increased by an amount equivalent to the remuneration paid to the Senior Executive by virtue of the said contract with "Ansola Acquisition Corporation S.R.L.", and effective from the date of termination of this second contract.

    6.   EXPENSES

    The Senior Executive shall be entitled, upon the submission of receipts, to the reimbursement of reasonable expenses incurred in the performance of his duties by and with the approval of the Company, which may be subject to as such.

    7.   VEHICLE

    7.1 The Company makes an all expenses paid vehicle ("Company Car") available to the Senior Executive for the duration of the Contract, according to the Company's policy in respect of this matter.

    7.2 The Senior Executive hereby undertakes to maintain the Company Car properly and regularly and to insure it with comprehensive coverage in the name of the Company, and expressly waives any right that may correspond to him or any member of his family or a third party to file a claim for damages against the Company, derived from or related to the use of the Company Car for strictly personal reasons.

    7.3 The Company will reimburse the Senior Executive for private petrol costs for regular travel, but not for private long haul travel. The Senior Executive hereby undertakes to pay any tax or fine derived from or relating to the personal use of the Company Car and shall not allow the Company Car to be used by a third party, except for his wife, as well as other employees of the Company (in this case, in relation to the needs of the Company and in accordance with the current practice of the Company).

    7.4 According to the conditions of Clause 7.1 above, the Senior Executive undertakes to return the Company Car to the company once this Contract has been terminated.


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    8.   INSURANCE FOR OTHER BENEFITS

    The Company acknowledges to the Senior Executive the continuation of his current conditions regarding "Individual Standard Accident Insurance", "Lider Accident Insurance", and any other benefit plan currently applied to him and in place in the Company.

    Furthermore, in cases of temporary disability ("UNCAPACIDAD TEMPORAL") according to Social Security legislation, the Senior Executive will be entitled to maintain his insurance benefits.

    9.   TERMINATION

    9.1 This Contract may be terminated at the discretion of the Senior Executive by "resignation" ("DIMISION" or "BAJA VOLUNTARIA"), who will send written notice thereof to Company at least three months in advance. In this case, the Senior Executive will not be entitled to receive any kind of compensation for the termination of the Contract.

         If the Senior Executive fails either totally or partially to comply with the notice obligation, the Company shall be entitled to compensation equivalent to the salary corresponding to the period of notice not complied with.

    9.2 The Senior Executive shall be able to terminate this contract and shall be entitled to the compensation established in Clause 9.3 below, in the circumstances provided for in articles 10.3 and 11.1 of Royal Decree 1382/1985, based on the following grounds:

         9.2.1 Substantial modifications in his working conditions which will plainly damage his professional training to the detriment of his dignity, or which are decided upon in serious breach of good faith by the Company.

         9.2.2 A failure to pay or a continuous delay in paying his agreed salary.

         9.2.3 Any other serious breach by the Company of its contractual obligations, except for cases of FORCE MAJEURE, where the payment of the compensation referred to herein shall not be admissible.

         9.2.4 A succession in the business or a significant change in the ownership of the Company which results in the renewal of its governing bodies or in the content and basis of its principal activity, provided that the termination takes place within the first three months immediately following the occurrence of these changes.

    9.3 This Contract may be terminated at the discretion of the Company ("DESISSIMIENTO"), which shall send written notice thereof to the Senior Executive at least three months in advance. In this case, the Senior Executive shall be entitled to compensation equivalent to twenty one (21) monthly payments of his base salary (according to clause 5.1 above) plus benefits (according to clauses 7 and 8 above). Furthermore, if the Company fails either totally or partially to comply with the notice obligation, the


                                     -6-

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          Senior Executive shall be entitled to compensation equivalent to the salary corresponding to the period of notice not complied with.

          The above amount of compensation is agreed as the single and complete compensation to be paid for the complete termination of the whole employment relationship between both parties. Thus, although both parties agree that there is no "internal promotion" ("PROMOTION INTERNA") in their employment relationship according to article 9 of the Royal Decree 1382/1985, in the hypothetical event of any claim or decision regarding this matter, the agreed compensation set forth above will include any legal compensation or any compensation which could be claimed in relation to the complete termination of the employment relationship between both parties.

          Furthermore, the Senior Executive will be entitled to the accrued but unpaid bonus (according to clause 5.2 above) at the time of the termination of the Contracts decided by the Company.

          In relation to this right, it is understood that the Senior Executive will receive a proportional part of the bonus corresponding to the year in which the termination of the contract takes place, in proportion to the time of services rendered during the said year and in accordance with "EBITDA targets" achieved during the said period in relation to the annual total. To this effect, said payment will be effective once the annual accounts are approved under the terms provided in Clause 5.2 above and, thereafter the corresponding estimates will be calculated in accordance with the auditors' report. As an example, if the termination of the contract took place by the end of the first quarter of any given year and if during said quarter 25% of the "EBITDA targets" were accomplished, the Senior Executive would be entitled to 25% of the yearly bonus corresponding to the year in which the contract termination takes place.

     9.4 The Company may terminate his Contract by way of disciplinary dismissal based on a serious breach of the contract by the Senior Executive in the form and with the effect established in Article 55 of the Workers' Statute. The Senior Executive will not be entitled to receive any kind of compensation in the case of "fair disciplinary dismissal" ("DESPIDO DISCIPLINARIO PROCEDENTE"). However, both parties agree that if the disciplinary dismissal is declared to be unfair ("DESPIDO DISCIPLINARIO IMPROCEDURE"), the Senior Executive will be entitled to the compensation referred in Clause 9.3 above.

     9.5 If the Contract is terminated by death or serious invalidity, or total or absolute permanent invalidity ("GRAN INVALIDEZ", or "INVALIDEZ, PERMANENTE TOTAL O ABSOLUTA"), the Senior Executive (or his legal successors in the case of his death) shall be entitled to compensation equivalent to the amount of fifteen monthly payments of his base salary (according to clause 5.1 above) plus benefits (according to clauses 7 and 9 above).

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

          Furthermore, the Senior Executive will be entitled to the accrued but unpaid bonus (according to clause 5.2 above) at the time of the termination of the Contract by death or total and permanent disability. The relevant provisions in the fourth paragraph of Clause 9.3 above shall also be applicable.

     9.6 In the following clause 10 both parties agree the terms and conditions regarding the Senior Executive's non-competition obligation after the termination of the contract applicable to any event of termination of the Contract, and with the relevant payment of the specific compensation agreed to clause 10.

    10.   NON-COMPETITION

    10.1 Based on the peculiarity and special nature of the duties which he must carry out under this Contract, the Senior Executive undertakes not to compete with the Company, once the Contract has been terminated, whether for himself or for a third party, providing services to firms or entities whose activity may involve competition for the Company. Similarly, the Senior Executive undertakes not to take on employees who, at the time of the termination of this Contract, form part of the work force of the Company.

    10.2 The duration of the undertakings contained in clause 10.1, once the Contract has been terminated, shall be for two years from the date of the termination of the Contract, and its breach shall give rise to compensation for damages from the Senior Executive to the Company.

    10.3 As consideration for this limitation on his activities, the Senior Executive shall receive adequate compensation from the Company, which is agreed by both parties to be the payment of an amount equivalent to 50% of his gross base annual salary as at the date of the Contract's termination (per year of non-competition), payable in monthly installments, one every month during the aforementioned period of two years. That is to say, the complete payment of the "adequate compensation" regarding the total period of two years of non-competition will be equivalent to one year of the gross base annual salary of the Senior Executive as at the date of the Contract's termination.

          The breach of the obligations undertaken in this clause shall, apart from the compensation indicate in clause 10.2 above, require the Senior Executive to return the amount paid by the Company referred to in this paragraph.

    11.   APPLICABLE LAW

    This Contract shall be governed by Spanish Law.

    12.  MODIFICATIONS

    This Contract may be amended or modified solely by way of a document signed by or on behalf of the parties hereto.

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

    13. ENTIRE AGREEMENTS

    This Contract constitutes the entire employment agreement between the parties in relation to its content and revokes and replaces any previous contract or agreement in relation to its content between the parties.

    14.  NOTICES

    Any notice to be given by one party to the other pursuant to this Contract shall be in writing and sent by certified post with acknowledgements of receipt or by notarial notice.

    15.  ADDRESSES

    For the purposes of this Contract, the addresses of the parties for notices shall be the following:

    15.1 The Company:

              Poligono Industrial Galarza ??

              Etxebarria

              48277 Vizcaya

              Attention: Mr. Charles Waldon

              Copy to: Clifford Chance (Maria Segimon)

    15.2 The Senior Executive:

              C/Nafarroa Kalea 11 F.1" B

              Edificio Eguzki-Lore

              20800 Zarauci

    16.  INTERPRETATIONS

    16.1 Headings are exclusively for the purpose of clarification and should be ignored when interpreting the Contract.

    16.2 In this Contract, "EBITDA" shall be considered to be the relevant figure corresponding to "Earnings before Income Taxes" and amortisations ("BENEFICIOS ANTERS 4e IMPUESTOS Y AMORTIZACIONES"), according to "generally accepted accounting principles" (g.a.a.p). Thus, "EBITDA" is defined as follows: with respect to any fiscal period means the sum of net earnings (or loss) before provision for income taxes for such period plus the net sum of financial expenses, depreciation and amortisation for said period as determined in accordance with "g.a.a.p.". "EBITDA excludes any


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         gain or loss arising from the sale of capital assets or
         extraordinary items, or any gain arising from any write-up of assets

    17.  CONDITION PRECEDENT

    The validity and effectiveness of this Contract is conditional upon the purchase of all of the shares of the Company not held by the same as treasury stock, by "Ansola Acquisition Corporation S.R.L.".

    This Contract may be executed in any number of counterparts, in English and Spanish language, each of which, when executed and delivered, shall be deemed to be an original, but all of which shall collectively constitute one and the same instrument. In interpreting this Contract, the Spanish version will prevail in case of conflict between the two versions.


    AND IN WITNESS WHEREOF, the parties, having carefully read the document, they ratify and sign it in duplicate, each copy having identical weight.


    [ILLEGABLE]                            [ILLEGABLE]
    THE COMPANY                            THE SENIOR EXECUTIVE














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